Exhibit (b)

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Hello Group Inc.

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	—	—	—
Fees Previously Paid	$336,884,000(1)	0.01102%(2)	$37,124.62(2)
Total Transaction Valuation	$336,884,000(1)
Total Fees Due for Filing			$37,124.62(2)
Total Fees Previously Paid			$37,124.62(2)
Total Fee Offsets			—
Net Fee Due			—

(1)

Calculated solely for purposes of determining the filing fee. The repurchase price of the 1.25% Convertible Senior Notes due 2025 (the “2025 Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding, with accrued and unpaid interest on the 2025 Notes of nil on July 1, 2023. As of May 5, 2023, there was US$336,884,000 aggregate principal amount of 2025 Notes outstanding, resulting in an aggregate maximum purchase price of US$336,884,000.

(2)

The filing fee of US$37,124.62 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO on May 5, 2023 by Hello Group Inc. (File No. 005-88567). The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals US$110.20 for each US$1,000,000 of the value of the transaction.